EXHIBIT 99.6

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS OF

APEX TECH ACQUISITION, INC.

(Adopted on [  ], 2025 and effective upon the effectiveness of the registration statement relating to the Company’s initial public offering)

PURPOSE

The purpose of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Apex Tech Acquisition, Inc. (the “Company”) is to:

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Assist the Board in identifying individuals who are qualified to become members of the Board in accordance with criteria approved by the Board and select, or recommend to the Board that the Board select, specified individuals as the director nominees for each meeting of shareholders at which directors are to be elected.

•	Recommend members for each Board committee.

•	Develop and maintain corporate governance policies applicable to the Company, including the Company’s Corporate Governance Principles.

•	Oversee the evaluation of the Board of the Company.

COMPOSITION

1.

Membership and Appointment. The Nominating and Corporate Governance Committee shall consist of at least two members of the Board. Members of the Nominating and Corporate Governance Committee shall be appointed by the Board and may be removed by the Board in its discretion.

2.

Qualifications. The members of the Nominating and Corporate Governance Committee must meet the independence requirements of the securities exchange on which the Company’s securities are listed and such other qualifications as may be established by the Board from time to time; provided, however, that the Company may avail itself of any phase-in rules or interpretations applicable to newly-listed companies in connection with an initial public offering.

3.

 Chairperson. The Board may designate a chairperson of the Nominating and Corporate Governance Committee. In the absence of that designation, the Nominating and Corporate Governance Committee may designate a chairperson by majority vote of the Nominating and Corporate Governance Committee members.

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RESPONSIBILITIES

The following are the principal recurring responsibilities of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may perform such other functions as are consistent with its purpose and applicable law, rules and regulations and as the Board may request.

1.	Board Composition, Evaluation and Nominating Activities. The Nominating and Corporate Governance Committee shall:

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Determine the qualifications, qualities, skills and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”).

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Evaluate the current composition, organization and governance of the Board and its committees, determine future requirements and make recommendations to the Board for approval consistent with the Director Criteria.

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Search for, identify, evaluate and select, or recommend for selection by the Board, candidates to fill new positions or vacancies on the Board consistent with the Director Criteria, and review any candidates recommended by shareholders, provided such shareholder recommendations are made in compliance with the Company’s bylaws and its shareholder nominations and recommendations policies and procedures.

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Review and consider any nominations of director candidates validly made by shareholders in accordance with applicable laws, rules and regulations and the provisions of the Company’s certificate of incorporation and bylaws.

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Evaluate the performance of individual members of the Board eligible for re-election, and select, or recommend for the selection of the Board, the director nominees by class for election to the Board by the shareholders at the annual meeting of shareholders or any special meeting of shareholders at which directors are to be elected.

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Consider the Board’s leadership structure, including the separation of the Chairman and Chief Executive Officer roles and/or appointment of a lead independent director of the Board, either permanently or for specific purposes, and make such recommendations to the Board with respect thereto as the Nominating and Corporate Governance Committee deems appropriate.

•	Develop and review periodically the policies and procedures for considering shareholder nominees for election to the Board.

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Evaluate the “independence” of directors and director nominees against the independence requirements of the securities exchange on which the Company’s securities are listed, applicable rules and regulations promulgated by the Securities and Exchange Commission and other applicable laws.

2.	Board Committees. The Nominating and Corporate Governance Committee shall:

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Review annually the structure and composition of each committee of the Board and make recommendations, if any, to the Board for changes to the committees of the Board, including changes in structure, composition or mandate of committees, as well as the creation or dissolution of committees.

•	Recommend to the Board persons to be members and chairpersons of the various committees.

3.	Corporate Governance. The Nominating and Corporate Governance Committee shall:

•	Develop and recommend to the Board a set of corporate governance principles applicable to the Company.

•	Review annually the corporate governance principles approved by the Board and their application, and recommend any changes deemed appropriate to the Board for its consideration.

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Oversee the Company’s corporate governance practices, including reviewing and recommending to the Board for approval any changes to the Company’s corporate governance framework, including its certificate of incorporation and bylaws.

•	Develop, subject to approval by the Board, a process for an annual evaluation of the Board and its committees, and to oversee the conduct of this annual evaluation.

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Conduct a periodic review of the Company’s succession planning process for the chief executive officer (“CEO”) and any other members of the Company’s executive management team, report its findings and recommendations to the Board, and assist the Board in evaluating potential successors to the CEO or other members of the Company’s executive management team.

•	Evaluate the participation of members of the Board in orientation and continuing education activities in accordance with applicable listing standards.

•	Review the disclosure included in the Company’s proxy statement regarding the Company’s director nomination process and other corporate governance matters.

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Review any proposals properly submitted by shareholders for action at the annual meeting of shareholders and make recommendations to the Board regarding action to be taken in response to each such proposal.

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Review the disclosure regarding the operations of the Nominating and Corporate Governance Committee and director independence, to be included in the Company’s proxy statement or annual report on Form 10-K.

4.	Conflicts of Interest. The Nominating and Corporate Governance Committee shall:

•	Review and monitor compliance with the Company’s Code of Business Ethics and Conduct.

•	Consider questions of possible conflicts of interest of Board members and of corporate officers.

•	Review actual and potential conflicts of interest of Board members and corporate officers, other than related party transactions reviewed by the Audit Committee.

5.

Committee Charter Review. The Nominating and Corporate Governance Committee shall review and reassess the adequacy of this charter annually and shall submit any recommended changes to the charter to the Board for approval.

6.	Performance Review. The Nominating and Corporate Governance Committee shall review and assess the performance of the Nominating and Corporate Governance Committee on an annual basis.

MEETINGS AND PROCEDURES

1.	Meetings.

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The Nominating and Corporate Governance Committee will meet at least two times per year at such times and places as the Committee determines. The chairperson of the Nominating and Corporate Governance Committee shall preside at each meeting. The chairperson will approve the agenda for the Nominating and Corporate Governance Committee’s meetings and any member may suggest items for consideration. If a chairperson is not designated or present, an acting chair may be designated by the Nominating and Corporate Governance Committee members present. The Nominating and Corporate Governance Committee may act by unanimous written consent (which may include electronic consent) in lieu of a meeting in accordance with the Company’s bylaws.

•	The Nominating and Corporate Governance Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

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The Nominating and Corporate Governance Committee may invite to its meetings any director, officer or employee of the Company and such other persons as it deems appropriate in order to carry out its responsibilities.

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2.	Reporting to the Board of Directors. The Nominating and Corporate Governance Committee shall report regularly to the Board regarding its activities and recommendations.

3.

Authority to Retain Advisors. The Nominating and Corporate Governance Committee shall have the authority, in its sole discretion, to select and retain any internal or independent counsel, search firms and any other expert consultants or advisors to assist with the execution of its duties and responsibilities as set forth in this charter. The Nominating and Corporate Governance Committee shall set the compensation and oversee the work of any such consultants or advisors. The Company will provide appropriate funding, as determined by the Nominating and Corporate Governance Committee, to pay any such search firms or any other outside advisors hired by the Nominating and Corporate Governance Committee and any administrative expenses of the Nominating and Corporate Governance Committee that are necessary or appropriate in carrying out its activities.

4.

Subcommittees. The Nominating and Corporate Governance Committee may form subcommittees for any purpose that the Nominating and Corporate Governance Committee deems appropriate and may delegate to such subcommittees such power and authority as the Nominating and Corporate Governance Committee deems appropriate. If designated, each such subcommittee will establish its own schedule and maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Nominating and Corporate Governance Committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Nominating and Corporate Governance Committee as a whole.

5.

Compensation. Members of the Nominating and Corporate Governance Committee shall receive such fees, if any, for their service as committee members as may be determined by the Board in its sole discretion.

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